DIMECO, INC.

RESOLUTIONS
OF THE
BOARD OF DIRECTORS

WHEREAS, the Board of Directors believes that it is desirable and in the best interests of the Corporation and its stockholders to allow its shares to be held in book-entry form.

NOW, THEREFORE, BE IT RESOLVED, that Article 18 SHARE CERTIFICATES of the Corporation’s Bylaws be, and hereby is, amended to add the following sentence at the beginning of Section 18.1 thereof:

“The shares of the Corporation’s capital stock may be represented by certificates or uncertificated.”; and

BE IT FURTHER RESOLVED, that Article 18 SHARE CERTIFICATES, of the Corporation’s Bylaws be, and hereby is, amended by renumbering current Section 18.2 thereof as Section 18.3 by adding a new Section 18.2 thereto to read as follows:

Section 18.2.  The Board of Directors may authorize the issuance of uncertificated shares by the Corporation, and may prescribe procedures for the issuance and registration of transfer thereof, and with respect to such other matters relating to uncertificated shares as the Board of Directors may deem appropriate.  No such authorization shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrendered to the Corporation.  Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall issue or cause to be issued to the holder of such shares a written statement of the information required to be included on stock certificates under the laws of the Commonwealth of Pennsylvania and these Bylaws.  Notwithstanding the adoption of any resolution providing for uncertificated shares, each registered holder of stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Corporation, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.; and

BE IT FURTHER RESOLVED, that Article 19 TRANSFER OF SHARES of the Corporation’s Bylaws be, and hereby is, amended by amending Section 19.1 thereof to read as follows:

Section 19.1  (a)  Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar and, in the case of certificated shares, before a new certificate is issued, the old certificate shall be surrendered for cancellation.  The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

       (b)  Certificated shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign, and transfer the same, signed by the holder of said certificate.  No shares of certificated stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.; and

BE IT FURTHER RESOLVED, that the President or such other officers as he may designate be, and they hereby are, authorized and directed to file such notices and take such other actions as they shall deem necessary or convenient, with the advice of counsel, to place the foregoing Bylaws into effect and to carry out its purposes and their authority to act shall be conclusively, but not exclusively, evidenced by such actions.

IN WITNESS WHEREOF, I have executed this Certificate on this 11th day of February, 2010.

/s/ Linda S. Tallman
Linda S. Tallman, Secretary